Exhibit 99(a)

                                [LOGO][SPRINT]

                       Supplemental Information -- Annex I
                       -----------------------------------

                                Sprint FON Group

                         Combined Financial Information

The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

MANAGEMENT REPORT

Sprint Corporation's management is responsible for the integrity and objectivity of the information contained in this annex. Management is responsible for the consistency of reporting this information and for ensuring that accounting principles generally accepted in the United States are used.

In discharging this responsibility, management maintains a comprehensive system of internal controls and supports an extensive program of internal audits, has made organizational arrangements providing appropriate divisions of responsibility and has established communication programs aimed at assuring that its policies, procedures and principles of business conduct are understood and practiced by its employees.

The combined financial statements included in this annex have been audited by Ernst & Young LLP, independent auditors. Their audits were conducted using auditing standards generally accepted in the United States and their report is included herein.

The Board of Director's responsibility for these combined financial statements is pursued mainly through its Audit Committee. The Audit Committee, composed entirely of directors who are not officers or employees of Sprint, meets periodically with the internal auditors and independent auditors, both with and without management present, to assure that their respective responsibilities are being fulfilled. The internal and independent auditors have full access to the Audit Committee to discuss auditing and financial reporting matters.


/s/ W. T. Esrey
------------------------------------------------------
William T. Esrey
Chairman and Chief Executive Officer


/s/ Arthur B. Krause
------------------------------------------------------
Arthur B. Krause
Executive Vice President and Chief Financial Officer

---------------------------------------------------------


REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders Sprint Corporation

We have audited the accompanying combined balance sheets of the Sprint FON Group (as described in Note 1) as of December 31, 2000 and 1999, and the related combined statements of operations, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the management of Sprint Corporation (Sprint). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Sprint FON Group at December 31, 2000 and 1999, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 7 to the combined financial statements, in 2000 the Sprint FON Group changed its accounting for service activation and certain installation fee revenues.

The Sprint FON Group is a fully integrated business of Sprint. Accordingly, these combined financial statements have been derived from the consolidated financial statements and accounting records of Sprint and, as discussed in
Note 1, reflect certain assumptions and allocations. As more fully discussed in
Note 1, the combined financial statements of the Sprint FON Group should be read together with the audited consolidated financial statements of Sprint.

                                                               Ernst & Young LLP

Kansas City, Missouri
February 1, 2001


COMBINED STATEMENTS OF OPERATIONS                                                                  Sprint FON Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)

-------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                    2000           1999            1998
-------------------------------------------------------------------------------------------------------------------
Net Operating Revenues                                                 $   17,688     $   17,160      $   15,958
-------------------------------------------------------------------------------------------------------------------

Operating Expenses

      Costs of services and products                                        8,094          7,481           7,163
      Selling, general and administrative                                   4,493          4,620           4,114
      Depreciation                                                          2,199          2,086           1,878
      Amortization                                                             68             43              43
      Asset write-down and merger related costs                               401              -               -
-------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                             15,255         14,230          13,198
-------------------------------------------------------------------------------------------------------------------

Operating Income                                                            2,433          2,930           2,760

Interest expense                                                              (76)          (182)           (243)
Other income (expense), net                                                  (187)            49             153
-------------------------------------------------------------------------------------------------------------------

Income from continuing operations before income taxes                       2,170          2,797           2,670

Income taxes                                                                 (878)        (1,061)           (995)
-------------------------------------------------------------------------------------------------------------------

Income from Continuing Operations                                           1,292          1,736           1,675
Discontinued operation, net                                                   675           (130)           (135)
Extraordinary items, net                                                       (1)           (39)             (5)
Cumulative effect of change in accounting principle, net                       (2)             -               -
-------------------------------------------------------------------------------------------------------------------

Net Income                                                             $    1,964     $    1,567      $    1,535
                                                                     ==============================================

           See accompanying Notes to Combined Financial Statements.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME                                                         Sprint FON Group
(millions)                                                                                   (an integrated business
                                                                                              of Sprint Corporation)
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                              2000             1999              1998
--------------------------------------------------------------------------------------------------------------------
Net Income                                                      $     1,964       $     1,567       $     1,535
--------------------------------------------------------------------------------------------------------------------

Other Comprehensive Income

Unrealized holding gains (losses) on securities                         (69)               33                28
Income tax (expense) benefit                                             25               (12)              (10)
--------------------------------------------------------------------------------------------------------------------
Net unrealized holding gains (losses) on securities
   during the period                                                    (44)               21                18
Reclassification adjustment for net gains included
   in net income                                                         (2)              (57)                -
--------------------------------------------------------------------------------------------------------------------
Total net unrealized holding gains (losses)
   on securities                                                        (46)              (36)               18
Foreign currency translation adjustments                                (12)                -                (2)
--------------------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                                 (58)              (36)               16
--------------------------------------------------------------------------------------------------------------------

Comprehensive Income                                            $     1,906       $     1,531       $     1,551
                                                                ====================================================

           See accompanying Notes to Combined Financial Statements.

COMBINED BALANCE SHEETS                                                                                  Sprint FON Group
(millions)                                                                                        (an integrated business
                                                                                                   of Sprint Corporation)
-------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                2000             1999
-------------------------------------------------------------------------------------------------------------------------
Assets
     Current assets
       Cash and equivalents                                                             $       122      $        104
       Accounts receivable, net of allowance for doubtful accounts
          of $293 and $228                                                                    3,126             2,836
       Inventories                                                                              434               441
       Prepaid expenses                                                                         276               251
       Receivables from the PCS Group                                                           361               136
       Investments in equity securities                                                           -               316
       Other                                                                                    193               198
-------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   4,512             4,282

     Investments in securities                                                                   66               139

     Property, plant and equipment
       Global markets division                                                               12,512            10,602
       Local division                                                                        16,835            15,828
       Other                                                                                  1,651             1,257
-------------------------------------------------------------------------------------------------------------------------
       Total property, plant and equipment                                                   30,998            27,687
       Accumulated depreciation                                                             (15,165)          (13,685)
-------------------------------------------------------------------------------------------------------------------------
       Net property, plant and equipment                                                     15,833            14,002

     Investments in and advances to affiliates                                                  842               883
     Intangible assets
        Goodwill                                                                                877             1,223
        Other                                                                                   384               296
-------------------------------------------------------------------------------------------------------------------------
        Total intangible assets                                                               1,261             1,519
        Accumulated amortization                                                                (57)             (140)
-------------------------------------------------------------------------------------------------------------------------
        Net intangible assets                                                                 1,204             1,379
     Net assets of discontinued operation                                                         -               394
     Other assets                                                                             1,192               724
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                               $    23,649      $     21,803
                                                                                      ===================================

Liabilities and Combined Attributed Net Assets
     Current liabilities
       Current maturities of long-term debt                                             $     1,026      $        902
       Accounts payable                                                                       1,598             1,012
       Accrued interconnection costs                                                            547               683
       Accrued taxes                                                                            264               162
       Advance billings                                                                         462               323
       Payroll and employee benefits                                                            377               557
       Other                                                                                    730               662
-------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                              5,004             4,301

     Long-term debt and capital lease obligations                                             3,482             4,531

     Deferred credits and other liabilities
       Deferred income taxes and investment tax credits                                       1,276               935
       Postretirement and other benefit obligations                                           1,077             1,064
       Other                                                                                    457               448
-------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                                           2,810             2,447

     Redeemable preferred stock                                                                  10                10
     Combined attributed net assets                                                          12,343            10,514
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                               $    23,649      $     21,803
                                                                                      ===================================

           See accompanying Notes to Combined Financial Statements.

COMBINED STATEMENTS OF CASH FLOWS                                                                      Sprint FON Group
(millions)                                                                                      (an integrated business
                                                                                                 of Sprint Corporation)
-----------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                 2000              1999             1998
-----------------------------------------------------------------------------------------------------------------------
Operating Activities

Net income                                                          $       1,964     $       1,567    $       1,535
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Discontinued operation, net                                             (675)              130              135
     Extraordinary items, net                                                   1                39                1
     Equity in net losses of affiliates                                       201                70               52
     Depreciation and amortization                                          2,267             2,129            1,921
     Deferred income taxes and investment tax credits                         386               220               60
     Net gains on sales of assets                                             (83)             (158)            (104)
     Net losses on write-down of assets                                       365               102                -
     Changes in assets and liabilities:
       Accounts receivable, net                                              (316)             (459)             102
       Inventories and other current assets                                    39              (130)             (19)
       Accounts payable and other current liabilities                         711               152              347
       Affiliate receivables and payables, net                               (422)               88              (84)
       Noncurrent assets and liabilities, net                                (103)              (76)             (24)
     Other, net                                                               (12)               39               (7)
-----------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                   4,323             3,713            3,915
-----------------------------------------------------------------------------------------------------------------------

Investing Activities

Capital expenditures                                                       (4,105)           (3,534)          (3,159)
Repayments from (investments in and loans to) Sprint PCS                        -               314             (154)
Investments in and loans to other affiliates, net                            (686)             (135)            (236)
Net proceeds from sales of assets                                              51                90              230
Purchase of broadband fixed wireless companies,
   net of cash acquired                                                         -              (618)               -
Advances from (to) the PCS Group                                               17                 -              (64)
Net assets transferred from the PCS Group                                       -                 -              340
Other, net                                                                    (16)              (82)             (55)
-----------------------------------------------------------------------------------------------------------------------
Net cash used by continuing operations                                     (4,739)           (3,965)          (3,098)
Proceeds from the sale of Global One                                        1,403                 -                -
Net investing activities of discontinued operation                              -              (384)            (268)
-----------------------------------------------------------------------------------------------------------------------

Net cash used by investing activities                                      (3,336)           (4,349)          (3,366)
-----------------------------------------------------------------------------------------------------------------------

Financing Activities

Proceeds from long-term debt                                                  344             1,020              785
Payments on long-term debt                                                   (949)             (529)            (388)
Proceeds from common stock issued                                             148                52                -
Proceeds from treasury stock issued                                            12               134               60
Dividends paid                                                               (433)             (426)            (430)
Treasury stock purchased                                                      (61)              (48)            (321)
Other, net                                                                    (30)              105               75
-----------------------------------------------------------------------------------------------------------------------

Net cash provided (used) by financing activities                             (969)              308             (219)
-----------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Equivalents                                    18              (328)             330
Cash and Equivalents at Beginning of Year                                     104               432              102
-----------------------------------------------------------------------------------------------------------------------

Cash and Equivalents at End of Year                                 $         122     $         104    $         432
                                                                   ====================================================

           See accompanying Notes to Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS                          Sprint FON Group
                                                         (an integrated business
                                                          of Sprint Corporation)
--------------------------------------------------------------------------------
1. Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Tracking Stock Formation

In November 1998, Sprint's shareholders approved the allocation of all of Sprint;s assets and liabilities into two groups, the FON Group and the PCS Group, as well as the creation of the FON stock and the PCS stock. In addition, Sprint purchased the remaining ownership interests in Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. (together, Sprint PCS), other than a minority interest in Cox Communications PCS, L.P. (Cox PCS). Sprint acquired these ownership interests from Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc. (the Cable Partners). In exchange, Sprint issued the Cable Partners special low-vote PCS shares and warrants to acquire additional PCS shares. Sprint also issued the Cable Partners shares of a new class of preferred stock convertible into PCS shares. The purchase of the Cable Partners' interests is referred to as the PCS Restructuring. In the 1999 second quarter, Sprint acquired the remaining minority interest in Cox PCS.

Also in November 1998, Sprint reclassified each of its publicly traded common shares into one share of FON stock and 1/2 share of PCS stock. This recapitalization was tax-free to shareholders. Each Class A common share owned by France Telecom (FT) and Deutsche Telekom AG (DT) entitles FT and DT to one share of FON stock and 1/2 share of PCS stock. These transactions are referred to as the Recapitalization.

In connection with the PCS Restructuring, FT and DT purchased 5.1 million additional PCS shares (pre-split basis) to maintain their voting power in Sprint (Top-up).

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

Basis of Combination and Presentation

The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint.

Investors in FON stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board to the FON Group remain assets and liabilities of Sprint and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of FON stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the Groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations.

Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3).

The FON Group entities are commonly controlled companies. Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group.

As a result, the FON Group combined financial statements should be read along with Sprint's consolidated financial statements and the PCS Group combined financial statements.

The FON Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or combined attributed net assets as previously reported.

Classification of Operations

Global Markets Division

The global markets division provides a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice; data communications such as Internet and frame relay access and transport, web hosting, virtual private networks, and managed security services; and broadband services.

Sprint is deploying integrated communications services, referred to as Sprint ION(SM). Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data, Internet and video. It is also expected to be the foundation for Sprint to provide advanced services in the competitive local service market. Sprint uses various advanced services last-mile technologies, including dedicated access and Digital Subscriber Line (xDSL), and expects to use Multipoint Multichannel Distribution Services (MMDS).

The global markets division also includes the operating results of the cable TV service operations of the broadband fixed wireless companies after their 1999 acquisition dates. During 2000, Sprint converted several markets served by MMDS capabilities from cable TV services to high-speed data services. Global markets division's operating results reflect the development costs and the operating revenues and expenses of these broadband fixed wireless services. Sprint intends to provide broadband data and voice services to additional markets served by these capabilities.

Included in the global markets division are the costs of establishing international operations beginning in 2000.

This division also includes the FON Group's investments in EarthLink, Inc., an Internet service provider; Call-Net, a long distance provider in Canada operating under the Sprint brand name; Intelig, a long distance provider in Brazil, and certain other telecommunications investments and ventures.

Local Division

The local division consists mainly of regulated local phone companies serving approximately 8.3 million access lines in 18 states. It provides local services, access by phone customers and other carriers to its local network, consumer long distance services to customers within its franchise territories, sales of telecommunications equipment, and other long distance services within certain regional calling areas, or LATAs.

Product Distribution and Directory Publishing Businesses

The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority. The FON Group accrued income taxes payable to the PCS Group in accordance with the tax sharing agreement totaling $605 million in 2000, $887 million in 1999 and $190 million in 1998.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's board of directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

Income Taxes

The FON Group records deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases.

Revenue Recognition

The FON Group recognizes operating revenues as services are rendered or as products are delivered to customers. Service activation and certain installation fees are deferred and amortized over the average life of the service. Sprint's directory publishing business recognizes revenues for directory services over the life of the related directory (amortization method).

Cash and Equivalents

Cash and equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances for the FON Group were included in accounts payable. These amounts totaled $614 million at year-end 2000 and $174 million at year-end 1999. The FON Group had sufficient funds available to fund these outstanding checks when they were presented for payment.

Investments in Debt and Equity Securities

Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Combined attributed net assets," net of related income taxes.

Inventories

Inventories are stated at the lower of cost (principally first-in, first-out method) or market value.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Repair and maintenance costs are expensed as incurred.

Capitalized Interest

The FON Group capitalized interest costs related to constructing capital assets of $22 million in 2000, $43 million in 1999 and $42 million in 1998. In addition, Sprint capitalized interest costs related to the PCS Group's network buildout. Capitalized interest totaled $61 million for 1998 and was contributed to, and is being amortized by, the PCS Group.

Intangible Assets

The FON Group evaluates the recoverability of intangible assets when events or circumstances indicate that such assets might be impaired. The FON Group determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying value. In the event impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for as purchases. Goodwill is being amortized over five to 40 years using the straight-line method. Accumulated amortization totaled $28 million at year-end 2000 and $94 million at year-end 1999.

Stock-based Compensation

The FON Group participates in the incentive-based stock option plans and employee stock purchase plan administered by Sprint for executives and other employees. Sprint adopted the pro forma disclosure requirements under Statement of Financial Accounting Standards (SFAS) No. 123, "Stock-based Compensation," and continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to its stock option and employee stock purchase plans. Had the FON Group applied SFAS 123, pro forma net income would have been $1,668 million for 2000, $1,434 million for 1999 and $103 million from the Recapitalization date through year-end 1998. See Note 13 of Sprint's Notes to Consolidated Financial Statements for more information about Sprint's stock-based compensation and the FON Group's pro forma net income and earnings per share.

In 1997, Sprint granted performance-based stock options to certain key executives. The FON Group expensed $5 million in 2000, $9 million in 1999 and $14 million in 1998 related to these performance-based stock options. The 2000 amount reflects expense through the date of the shareholder approval of the proposed WorldCom merger. At that time, all of these options became vested. An additional $19 million of expense related to these options was included in "Asset write-down and merger related costs" in the Combined Statements of Operations.

--------------------------------------------------------------------------------
2. Business Combinations
--------------------------------------------------------------------------------

Broadband Fixed Wireless Companies

In the second half of 1999, Sprint acquired People's Choice TV Corp. (PCTV), American Telecasting, Inc. (ATI), Videotron USA and the operating subsidiaries of WBS America, LLC. These companies own broadband fixed wireless licenses in the Midwest, Southwest, North Central, Western and Southeastern United States. Sprint paid $618 million for the companies' outstanding stock and assumed $575 million of the companies' debt. These notes were redeemed, prior to scheduled maturities, in the 1999 fourth quarter (see Note 10).

These acquisitions were accounted for as purchases. As a result, the financial statements of these companies have been reflected in the FON Group's combined financial statements after the acquisition dates. The excess of the purchase price over the net liabilities acquired totaled $835 million and was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

--------------------------------------------------------------------------------
3. Investments
--------------------------------------------------------------------------------

Investments in Securities

The cost of investments in securities was $13 million at year-end 2000 and $153 million at year-end 1999. Gross unrealized holding gains were $53 million at year-end 2000 and $302 million at year-end 1999.

In the 2000 fourth quarter, the FON Group recorded a write-down of securities with a cost basis of $48 million due to a decline in market value that was considered other than temporary. The $48 million charge was included in "Other income (expense), net" in the Combined Statements of Operations.

During 2000, Sprint used equity securities with a cost basis of $94 million to retire debt instruments (see Note 10). The FON Group recorded a $45 million gain associated with the transaction which was included in "Other income (expense), net" in the Combined Statements of Operations. At year-end 1999, these equity securities were classified as current assets at their fair value.

During 1999, the FON Group sold available-for-sale securities with a cost basis of $14 million for $104 million. The $90 million gain was included in "Other income (expense), net" in the Combined Statements of Operations.

Investments in and Advances to Other Affiliates

At year-end 2000, investments accounted for using the equity method consisted of the FON Group's investments in Intelig, EarthLink and certain other strategic investments. In February 2001, Sprint modified its relationship with EarthLink which resulted in the FON Group's investment being accounted for as a cost method investment (see Note 17).

In the 2000 fourth quarter, Sprint completed an analysis of the valuation of its equity method investments in response to changes in the overall telecommunications industry. The analysis resulted in an $87 million charge for the write-down of an equity method investment which was included in "Other income (expense), net" in the FON Group's Combined Statements of Operations.

Combined, unaudited, summarized financial information (100% basis) of these entities and others accounted for using the equity method was as follows:

----------------------------------------------------------------------
                                          2000       1999       1998
----------------------------------------------------------------------
                                                 (millions)

Results of operations
   Net operating revenues             $   2,091  $   1,571  $  1,242
                                      ================================
   Operating income (loss)            $    (649) $    (192) $     67
                                      ================================
   Net loss                           $    (870) $    (329) $   (145)
                                      ================================

Financial position
   Current assets                     $   1,393  $   1,524  $  1,038
   Noncurrent assets                      2,184      2,749     2,401
----------------------------------------------------------------------
   Total                              $   3,577  $   4,273  $  3,439
                                      ================================

   Current liabilities                $     735  $     599  $    538
   Noncurrent liabilities                   206      1,644     1,004
   Owners' equity                         2,636      2,030     1,897
----------------------------------------------------------------------
   Total                              $   3,577  $   4,273  $  3,439
                                      ================================


--------------------------------------------------------------------------------
4. Asset Write-down
--------------------------------------------------------------------------------

In the 2000 fourth quarter, Sprint completed its analysis of the valuation of various FON Group assets resulting from its reassessment of the FON Group's business strategies in response to recent changes within the overall telecommunications industry. This analysis resulted in a $238 million pre-tax charge, primarily related to the impairment of goodwill associated with the global markets division's Paranet operations.

--------------------------------------------------------------------------------
5. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the boards of directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger.

In the 2000 second quarter, the FON Group recognized a one-time, pre-tax charge of $163 million for costs associated with the terminated merger.

--------------------------------------------------------------------------------
6. Discontinued Operation
--------------------------------------------------------------------------------

In the 2000 first quarter, Sprint sold its interest in Global One to FT and DT. Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, Sprint's gain on the sale and equity share of the results of Global One have been reported as a discontinued operation for all periods presented.

In 2000, the FON Group recorded an after-tax gain related to the sale of its interest in Global One of $675 million. The FON Group recorded after-tax losses related to Global One totaling $130 million in 1999 and $135 million in 1998.

--------------------------------------------------------------------------------
7. Cumulative Effect of Change in Accounting Principle
--------------------------------------------------------------------------------

The FON Group implemented SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," during the fourth quarter of 2000, effective the beginning of the year. This bulletin requires activation and installation fee revenues that do not represent a separate earnings process to be deferred and recognized over the estimated service period. Associated incremental direct costs may also be deferred, but only to the extent of revenues subject to deferral. The FON Group recorded a $2 million charge for the cumulative effect of change in accounting principle in 2000. The change had no material impact on the nine months ended September 30, 2000.

--------------------------------------------------------------------------------
8. Employee Benefit Plans
--------------------------------------------------------------------------------

Defined Benefit Pension Plan

Most FON Group employees are covered by a noncontributory defined benefit pension plan sponsored by Sprint. Benefits for plan participants belonging to unions are based on negotiated schedules. For non-union participants, pension benefits are based on years of service and the participants' compensation.

Sprint's policy is to make plan contributions equal to an actuarially determined amount consistent with federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement.

Amounts included in the Combined Balance Sheets for the plan were prepaid pension costs of $407 million at year-end 2000 and $285 million at year-end 1999.

Net pension costs or credits are determined for the FON Group based on a direct calculation of service costs and interest on projected benefit obligations and an appropriate allocation of unrecognized prior service costs, amortization of unrecognized transition asset, actuarial gains and losses, and expected return on plan assets. The FON Group recorded net pension credits of $122 million in 2000, $63 million in 1999 and $46 million in 1998.

Defined Contribution Plans

Sprint sponsors defined contribution employee savings plans covering most FON Group employees. Participants may contribute portions of their pay to the plans. For union employees, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of non-union employees in FON and PCS stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide additional matching contributions based on the performance of FON and PCS stock compared to other telecommunications companies' stock. The FON Group recorded expenses of $95 million in 2000, $73 million in 1999 and $54 million in 1998 for Sprint's matching contributions to the Sprint defined contribution plans. At year-end 2000, Sprint's defined contribution plans held 34 million FON shares and 31 million PCS shares.

Postretirement Benefits

Sprint provides postretirement benefits (mainly medical and life insurance benefits) to most FON Group employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

Amounts included in the Combined Balance Sheets at year-end were accrued postretirement benefits costs of $1.1 billion in 2000 and $1.0 billion in 1999.

Net postretirement benefits costs are determined for the FON Group based on a direct calculation of service costs and interest on accumulated postretirement benefit obligations and an appropriate allocation of unrecognized prior service costs and actuarial gains. The FON Group recorded net postretirement benefits costs of $62 million in 2000, $54 million in 1999 and $51 million in 1998.

--------------------------------------------------------------------------------
9. Income Taxes
--------------------------------------------------------------------------------

Income tax expense allocated to continuing operations consisted of the following:

 --------------------------------------------------------------------
                                         2000       1999        1998
 --------------------------------------------------------------------
                                                (millions)

 Current income tax expense
      Federal                        $   429    $   776     $   861
      State                               63         65          74
 --------------------------------------------------------------------
 Total current                           492        841         935
 --------------------------------------------------------------------

  Deferred income tax expense
      Federal                            338        170          38
      State                               48         50          22
 --------------------------------------------------------------------
 Total deferred                          386        220          60
 --------------------------------------------------------------------

 Total                               $   878    $ 1,061     $   995
                                    =================================

The differences that caused the FON Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

--------------------------------------------------------------------
                                      2000       1999        1998
--------------------------------------------------------------------
                                             (millions)

Income tax expense at the federal
   statutory rate                    $   759    $   979     $  935
Effect of:
  State income taxes, net of
   federal income tax effect              72         75         62
  Equity in losses of foreign
   joint ventures                         25         18          6
  Write down of equity method
   investment                             30          -          -
  Other, net                              (8)       (11)        (8)
--------------------------------------------------------------------

Income tax expense                   $   878    $ 1,061     $  995
                                    ================================

Effective income tax rate               40.5%      37.9%      37.3%
                                    ================================


Income tax expense (benefit) allocated to other items was as follows:

----------------------------------------------------------------------
                                         2000       1999       1998
----------------------------------------------------------------------
                                               (millions)

Discontinued operation               $   370    $  (111)    $  (62)
Extraordinary items                       (1)       (23)        (3)
Unrealized holding gains (losses)
   on investments/(1)/                   (26)       (20)        10
Stock ownership, purchase and
   options arrangements/(1)/            (276)      (223)       (49)
----------------------------------------------------------------------

/(1)/ These amounts have been recorded directly to "Combined attributed net assets."

The FON Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 2000 and 1999, along with the income tax effect of each, were as follows:

------------------------------------------------------------------------
                                            2000 Deferred Income Tax
                                          ------------------------------
                                               Assets       Liabilities
------------------------------------------------------------------------
                                                   (millions)
Property, plant and equipment              $      -       $  1,891
Postretirement and other benefits               428              -
Reserves and allowances                         175              -
Unrealized holding gains on investments           -             26
Operating loss carryforwards                    217              -
Other, net                                      144              -
------------------------------------------------------------------------
                                                964          1,917
Less valuation allowance                        273              -
------------------------------------------------------------------------

Total                                      $    691       $  1,917
                                          ==============================


------------------------------------------------------------------------
                                            1999 Deferred Income Tax
                                          ------------------------------
                                               Assets       Liabilities
------------------------------------------------------------------------
                                                   (millions)
Property, plant and equipment              $      -       $  1,555
Postretirement and other benefits               422              -
Reserves and allowances                         143              -
Unrealized holding gains on investments           -             52
Operating loss carryforwards                    197              -
Tax credit carryforwards                         22              -
Other, net                                      161              -
------------------------------------------------------------------------
                                                945          1,607
Less valuation allowance                        197              -
------------------------------------------------------------------------

Total                                      $    748       $  1,607
                                          ==============================


Management believes it is more likely than not that these deferred income tax assets, net of the valuation allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

The valuation allowance related to deferred income tax assets increased $76 million in 2000 and $193 million in 1999.

In 1999, the FON Group acquired approximately $193 million of potential tax benefits related to net operating loss carryforwards in the acquisitions of the broadband fixed wireless companies. These benefits are subject to certain realization restrictions under various tax laws. A valuation allowance was provided for the total of these benefits. If these benefits are subsequently recognized, they will reduce goodwill or other noncurrent intangible assets resulting from the application of the purchase method of accounting for these transactions.

At year-end 2000, the FON Group had federal operating loss carryforwards of $514 million and state operating loss carryforwards of $923 million. Related to these loss carryforwards are federal tax benefits of $180 million and state tax benefits of $56 million which expire in varying amounts through 2020.

--------------------------------------------------------------------------------
10. Long-term Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint's consolidated long-term debt and capital lease obligations at year-end was as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                         2000                                  1999
                                                          ------------------------------------  ------------------------------------
                                                            Sprint      Sprint                    Sprint      Sprint
                                                             FON         PCS                       FON         PCS
                                            Maturing        Group       Group    Consolidated     Group       Group    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (millions)
Senior notes
   5.7% to 7.6%/(1)/                      2001 to 2028  $   1,105    $    9,395   $   10,500  $   1,105    $    8,145  $    9,250
   8.1% to 9.8%                           2000 to 2003        382             -          382        632             -         632
  11.0% to 12.5%/(2)/                     2001 to 2006          -           776          607          -           734         584

Debentures and notes
   5.8% to 9.6%                           2000 to 2022        500             -          500        565             -         565

Notes payable and commercial paper              -             157         3,797        3,954        294         1,971       2,265

First mortgage bonds
   5.9% to 9.9%                           2000 to 2025      1,085             -        1,085      1,295             -       1,295

Capital lease obligations
   5.2% to 14.0%                          2000 to 2008         61           408          469         69           486         555

Revolving credit facilities
   Variable rates                             2002            900             -          900        900             -         900

Other
   2.0% to 10.0%                          2000 to 2006        318             4          322        573           153         726
------------------------------------------------------------------------------------------------------------------------------------
                                                            4,508        14,380       18,719      5,433        11,489      16,772

Less:  current maturities/(2)/                              1,026           244        1,205        902           185       1,087
------------------------------------------------------------------------------------------------------------------------------------

Long-term debt and capital lease
          obligations/(2)/                              $   3,482    $   14,136   $   17,514  $   4,531    $   11,304  $   15,685
                                                        ============================================================================

/(1)/ These borrowings were incurred by Sprint and allocated to the applicable group. Sprint's weighted average interest rate related to these borrowings was 6.7% at year-end 2000 and 6.6% at year-end 1999. The weighted average interest rate related to the borrowings allocated to the PCS Group was approximately 8.8% at year-end 2000 and 8.7% at year-end 1999. See Note 1 for a more detailed description of how Sprint allocates financing to each of the groups.

/(2)/ Consolidated debt does not equal the total of PCS Group and FON Group debt due to intergroup debt eliminated in consolidation. The FON Group had an investment in the PCS Group's Senior Discount notes totaling $169 million at year-end 2000, including $65 million classified as current, and $150 million at year-end 1999.

Scheduled principal payments, excluding reclassified short-term borrowings, during each of the next five years are as follows:

------------------------------------------------------
                       Sprint     Sprint
                         FON        PCS
                        Group      Group      Sprint
------------------------------------------------------
                                (millions)

2001/(1)/            $ 1,026    $   258    $ 1,214
2002                   1,339      1,309      2,648
2003                     372      1,060      1,432
2004                     144      1,062      1,206
2005                     122         61        183
------------------------------------------------------

/(1)/ The 2001 scheduled principal payments do not equal current maturities as these amounts reflect the maturity value of the scheduled payment on the PCS Group's Senior Discount notes.

Included in the above schedule are payments on PCS Group debt that are to be made in Japanese yen. The yen needed to satisfy the obligations is currently held on deposit by the PCS Group and included in "Other assets" on the PCS Group's Combined Balance Sheets. The scheduled yen payments included in the above schedule are $1 million in 2003, $20 million in 2004 and $43 million in 2005.

Sprint

Short-term Borrowings

Sprint had bank notes payable totaling $676 million at year-end 2000 and $670 million at year-end 1999. In addition, Sprint had commercial paper borrowings totaling $3.3 billion at year-end 2000 and $1.6 billion at year-end 1999. Though these borrowings are renewable at various dates throughout the year, they were classified as long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis through unused credit facilities and unissued debt under Sprint's shelf registration.

Sprint currently has revolving credit facilities with syndicates of domestic and international banks totaling $5 billion; $3 billion of which is a 364 day facility, renewed in August 2000, expiring in 2001, and $2 billion is a 5 year facility expiring in 2003. Commercial paper and certain bank notes are supported by Sprint's revolving credit facilities. Certain other notes payable relate to a separate revolving credit facility which expires in 2002. At year-end 2000, Sprint had total unused lines of credit of $1.8 billion.

Bank notes outstanding had weighted average interest rates of 7.1% at year-end 2000 and 6.3% at year-end 1999. The weighted average interest rate of commercial paper was 7.5% at year-end 2000 and 6.4% at year-end 1999.

Long-term Debt

In June 2000, Sprint issued $1.25 billion of debt securities under its $4 billion shelf registration statement with the SEC. These borrowings mature in 2002 and have interest rates ranging from 6.9% to 7.6%. At year-end 2000, Sprint had issued a total of $2 billion of debt securities under the shelf. In January 2001, Sprint issued securities using the remaining amount of the shelf (see Note 19 of Notes to Sprint's Consolidated Financial statements).

In June 1999, Sprint entered into a $1 billion financing agreement to sell, on a continuous basis with recourse, undivided percentage ownership interests in a designated pool of its accounts receivable. Subsequent collections of receivables sold to investors are typically reinvested in new receivables. At year-end 2000, Sprint had borrowed $900 million with a weighted average interest rate of 6.9% under this agreement. These borrowings mature in 2002.

Sprint FON Group

In 2000, the FON Group received an allocation of $344 million of debt from Sprint. This debt was mainly used to repay existing debt and to fund new capital investments. See Note 1 for a more detailed description of how Sprint allocates debt to the groups.

In the 2000 fourth quarter, Sprint redeemed, prior to scheduled maturities, $25 million of FON Group debt with a weighted average interest rate of 9.6%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

In the 2000 first quarter, Sprint exchanged 6.6 million common shares of SBC Communications, Inc. for certain notes payable of the FON Group. The notes had a market value of $275 million on the maturity date and $316 million at year-end 1999. The notes had an interest rate of 8.3%.

In the 1999 fourth quarter, Sprint redeemed, prior to scheduled maturities, $575 million of the assumed broadband fixed wireless companies' debt with interest rates ranging from 13.1% to 14.5%. This resulted in a $39 million after-tax extraordinary loss for the FON Group.

In 1998, Sprint redeemed, prior to scheduled maturities, $138 million of FON Group debt with interest rates ranging from 7.9% to 9.3%. This resulted in a $5 million after-tax extraordinary loss for the FON Group.

FON Group gross property, plant and equipment totaling $16.1 billion was either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

Other

Sprint, including the FON Group, had complied with all restrictive or financial covenants relating to its debt arrangements at year-end 2000.

------------------------------------------------------
11. Combined Attributed Net Assets
------------------------------------------------------

------------------------------------------------------
                          2000       1999       1998
------------------------------------------------------
                                 (millions)
 Beginning balance    $  10,514  $ 9,024    $ 7,639
 Net income               1,964    1,567      1,535
 Dividends                 (435)    (427)      (431)
 Common stock issued        202      209        164
 Treasury stock
   purchased                (61)     (48)      (321)
 Tax benefit of
   stock compensation       276      223         49
 Contributions to
   the PCS Group              -        -       (146)
 Equity transfer
   from the PCS Group         -        -        460
 Other comprehensive
   income (loss)            (58)     (36)        16
 Other, net                 (59)       2         59
 ------------------------------------------------------

 Ending balance       $  12,343  $ 10,514   $ 9,024
                      =================================


-------------------------------------------------------
12. Commitments and Contingencies
-------------------------------------------------------

Litigation, Claims and Assessments

FON shareholders are subject to all of the risks related to an investment in Sprint and the FON Group, including the effects of any legal proceedings and claims against the PCS Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the first quarter of 2000. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the FON Group's combined financial statements.

Operating Leases

The FON Group's minimum rental commitments at year-end 2000 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows:

------------------------------------------------------
                                       (millions)
2001                             $         372
2002                                       252
2003                                       175
2004                                       124
2005                                        93
Thereafter                                 301
------------------------------------------------------


The FON Group's gross rental expense totaled $643 million in 2000, $575 million in 1999 and $474 million in 1998. Rental commitments for subleases, contingent rentals and executory costs were not significant.


------------------------------------------------------
13. Financial Instruments
------------------------------------------------------

Fair Value of Financial Instruments

Sprint estimates the fair value of the FON Group's financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values the FON Group could realize in a current market exchange. Although management is not aware of any factors that would affect the year-end 2000 estimated fair values, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 2000 may differ significantly from the amounts presented below.

The carrying amounts and estimated fair values of the FON Group's financial instruments at year-end were as follows:

---------------------------------------------------------
                                       2000
                           ------------------------------
                               Carrying      Estimated
                                Amount       Fair Value
---------------------------------------------------------
                                    (millions)

Cash and equivalents        $      122    $     122
Investment in affiliate
   debt securities                 188          188
Investments in securities           66           66
Long-term debt and capital
   lease obligations             4,508        4,539
Redeemable preferred stock          10            9
---------------------------------------------------------

---------------------------------------------------------
                                       1999
                           ------------------------------
                               Carrying      Estimated
                                Amount       Fair Value
---------------------------------------------------------
                                    (millions)

Cash and equivalents           $   104      $   104
Investment in affiliate
   debt securities                 169          169
Investments in securities          455          455
Long-term debt and capital
   lease obligations             5,433        5,497
Redeemable preferred stock          10            9
---------------------------------------------------------

The carrying amounts of the FON Group's cash and equivalents approximate fair value at year-end 2000 and 1999. The estimated fair value of investments in debt and equity securities was based on quoted market prices. The estimated fair value of the FON Group's long-term debt was based on quoted market prices for publicly traded issues. The estimated fair value of all other issues was based on either the Black-Scholes pricing model or the present value of estimated future cash flows using a discount rate based on the risks involved.

Concentrations of Credit Risk

The FON Group's accounts receivable are not subject to any concentration of credit risk.

---------------------------------------------------------
14. Additional Financial Information
---------------------------------------------------------

Segment Information

The FON Group operates in three business segments, based on how Sprint manages the FON Group's operations and assesses its performance: the global markets division, the local division, and the product distribution and directory publishing businesses. Beginning in 2000, the FON Group combined its long distance operation, Sprint ION and broadband fixed wireless services and certain other ventures into one division, global markets. Along with creating the global markets division, the FON Group shifted the recognition of consumer long distance revenues and expenses associated with customers in its local franchise territories from the global markets division to the local division. Prior periods have been restated to reflect these changes.

Sprint generally accounts for transactions between segments based on fully distributed costs, which Sprint believes approximates fair value.

Segment financial information was as follows:

--------------------------------------------------------------------------------------------------------------
                                                                   Product
                                   Global                       Distribution      Corporate        Sprint
                                   Markets          Local        & Directory         and             FON
                                  Division        Division       Publishing     Eliminations/(1)/   Group
--------------------------------------------------------------------------------------------------------------
                                                                (millions)
2000
Net operating revenues            $ 10,528      $   6,155       $  1,936        $  (931)        $  17,688
Intercompany revenue                   105            137            689           (931)                -
Depreciation and amortization        1,121          1,139             16             (9)            2,267
Operating expenses                   9,943          4,392          1,652           (732)           15,255
Operating income (loss)                585          1,763            284           (199)            2,433
Operating margin                       5.6%          28.6%          14.7%             -              13.8%

Capital expenditures                 2,294          1,371              8            432             4,105
Total assets                        12,042          9,219            845         (1,543)           23,649

1999
Net operating revenues            $ 10,308      $   5,958       $  1,758        $  (864)        $  17,160
Intercompany revenue                    93            133            638           (864)                -
Depreciation and amortization        1,045          1,069             17             (2)            2,129
Operating expenses                   9,133          4,405          1,516           (824)           14,230
Operating income (loss)              1,175          1,553            242            (40)            2,930
Operating margin                      11.4%          26.1%          13.8%             -              17.1%

Capital expenditures                 1,774          1,354             36            370             3,534
Total assets                        10,661          8,641            651          1,850            21,803

1998
Net operating revenues            $  9,541      $   5,599       $  1,709        $  (891)        $  15,958
Intercompany revenue                    53            130            708           (891)                -
Depreciation and amortization          928            984             13             (4)            1,921
Operating expenses                   8,351          4,198          1,478           (829)           13,198
Operating income (loss)              1,190          1,401            231            (62)            2,760
Operating margin                      12.5%          25.0%          13.5%             -              17.3%

Capital expenditures                 1,518          1,374              9            258             3,159
Total assets                         8,008          8,176            612          2,205            19,001

/(1)/ Significant intercompany eliminations consist of equipment purchases from the product distribution business, local access charged to the global markets division and interexchange services provided to the local division. In 2000, corporate operating loss includes a $163 million charge for costs associated with the terminated merger between Sprint and WorldCom, Inc.

More than 95% of the FON Group's revenues are from domestic customers located within the United States.

Net operating revenues by product and services were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                   Product
                                   Global                       Distribution                       Sprint
                                   Markets          Local        & Directory                         FON
                                  Division        Division       Publishing     Eliminations/(1)/   Group
--------------------------------------------------------------------------------------------------------------
                                                                (millions)
2000
Voice                             $  7,094       $      -       $      -        $  (105)         $  6,989
Data                                 1,937              -              -              -             1,937
Internet                               920              -              -              -               920
Local service                            -          2,846              -              -             2,846
Network access                           -          1,987              -           (133)            1,854
Toll service                             -            717              -              -               717
Product distribution                     -              -          1,468           (689)              779
Directory publishing                     -              -            468              -               468
Other                                  577            605              -             (4)            1,178
--------------------------------------------------------------------------------------------------------------
Total net operating revenues      $ 10,528       $  6,155       $  1,936        $  (931)         $ 17,688
                              ================================================================================

1999
Voice                             $  7,445       $      -       $      -        $   (93)         $  7,352
Data                                 1,696              -              -              -             1,696
Internet                               615              -              -              -               615
Local service                            -          2,677              -              -             2,677
Network access                           -          1,918              -           (130)            1,788
Toll service                             -            611              -              -               611
Product distribution                     -              -          1,350           (638)              712
Directory publishing                     -              -            408              -               408
Other                                  552            752              -             (3)            1,301
--------------------------------------------------------------------------------------------------------------
Total net operating revenues      $ 10,308       $  5,958       $  1,758        $  (864)         $ 17,160
                              ================================================================================

1998
Voice                             $  7,079       $      -       $      -        $   (53)         $  7,026
Data                                 1,396              -              -              -             1,396
Internet                               434              -              -              -               434
Local service                            -          2,469              -              -             2,469
Network access                           -          1,894              -           (127)            1,767
Toll service                             -            503              -              -               503
Product distribution                     -              -          1,315           (708)              607
Directory publishing                     -              -            394              -               394
Other                                  632            733              -             (3)            1,362
--------------------------------------------------------------------------------------------------------------
Total net operating revenues      $  9,541       $  5,599       $  1,709        $  (891)         $ 15,958
                              ================================================================================

/(1)/ Significant intercompany eliminations consist of equipment purchases from the product distribution business, local access charged to the global markets division and interexchange services provided to the local division. In 2000, corporate operating loss includes a $163 million charge for costs associated with the terminated merger between Sprint and WorldCom, Inc.

Supplemental Cash Flows Information

The FON Group's cash paid for interest and income taxes was as follows:

----------------------------------------------------------
                              2000       1999       1998
----------------------------------------------------------
                                     (millions)
Interest (net of
   capitalized interest)   $  113     $   82     $  217
                          ================================
Income taxes               $  486     $  633     $  327
                          ================================


Noncash activities for the FON Group included the following:

------------------------------------------------------------
                           2000       1999       1998
------------------------------------------------------------
                                  (millions)
Tax benefit from
   stock options
   exercised               $    276   $    223   $     49
                           =================================
Stock received for
   stock options
   exercised               $     29   $     78   $     18
                           =================================
Noncash
   extinguishment of
   debt                    $    275   $     78   $      -
                           =================================
Common stock issued
   under employee
   benefit stock plans     $    106   $     95   $     99
                           =================================
Capital lease
   obligations             $      -   $     41   $      -
                           =================================
Debt assumed in the
   broadband fixed
   wireless acquisitions   $      -   $    575   $      -
                           =================================


Intergroup Investments and Transactions

Sprint FON Group Investments in the Sprint PCS Group

The following table reflects the FON Group's investments in the PCS Group, which have been eliminated in Sprint's consolidated financial statements:

--------------------------------------------------------
                                       2000       1999
--------------------------------------------------------
                                        (millions)
Common and preferred
   intergroup interest              $    260   $    262
Investment in debt securities/(1)/       188        169
--------------------------------------------------------

Total                               $    448   $    431
                                    ====================


/(1)/ $65 million is classified as current at year-end 2000 and is included in "Receivables from the PCS Group" in the FON Group's Combined Balance Sheets.

Common Intergroup Interest

The FON Group received a 1% intergroup interest in the PCS Group at the time of the PCS Restructuring and Recapitalization. Subsequently, PCS shares representing the intergroup interest were issued to FON Group employees, exhausting the FON Group's interest in the PCS Group in January 2000.

The FON Group's share of the PCS Group's net loss totaled $13 million in 1999 and $6 million from the date of the PCS Restructuring to year-end 1998 and was included in "Other income, net" in the Sprint FON Group Combined Statements of Operations. As the intergroup interest was exhausted in 2000, no additional PCS Group losses were recognized by the FON Group in 2000.

Preferred Intergroup Interest

The FON Group provided Sprint PCS and the PCS Group with interim financing from the date the PCS Restructuring agreement was signed in May 1998 until it was completed in November 1998. As part of the PCS Restructuring, Sprint converted this financing, totaling $279 million, into an intergroup interest representing
0.3 million shares of 10-year PCS preferred stock convertible into a PCS common intergroup interest. The PCS Group paid the FON Group dividends on the preferred intergroup interest of $8 million in 2000 and 1999 and $1 million in 1998.

Long-term Loans

Sprint provided Sprint PCS with additional interim financing of $180 million from May 1998 through November 1998. This loan was repaid in 1999.

Intergroup Interest Income

The difference between Sprint's actual interest costs and the interest costs charged to the PCS Group on allocated debt totaled $235 million in 2000, $167 million in 1999 and $11 million in 1998. These amounts are reflected as a reduction to "Interest expense" in the Sprint FON Group Combined Statements of Operations. See Note 1 for a more detailed description of how Sprint allocates interest expense to each of the groups.

The FON Group earned intergroup interest income of $19 million in 2000, $20 million in 1999 and $16 million in 1998 primarily related to the FON Group's investment in PCS Group debt securities. These amounts are included in "Other income, net" in the Sprint FON Group Combined Statements of Operations.

Intergroup Transactions

The PCS Group uses the long distance operation as its interexchange carrier and purchases wholesale long distance for resale to its customers. Additionally, the FON Group provides the PCS Group with Caller ID services and various other goods and services. Charges to the PCS Group for these items totaled $381 million in 2000, $264 million in 1999 and $21 million from the PCS Restructuring date to year-end 1998.

The PCS Group provides the FON Group with access to its network and telemarketing and various other services. Charges to the FON Group for these items totaled $35 million in 2000 and $4 million in 1999.

The FON Group provides management, printing, mailing and warehousing services to the PCS Group. Charges to the PCS Group for these services totaled $150 million in 2000, $65 million in 1999 and $5 million from the PCS Restructuring date to year-end 1998.

Related Party Transactions

Sprint PCS

The following discussion reflects related party transactions between Sprint and Sprint PCS prior to the PCS Restructuring:

Sprint provided Sprint PCS with billing and operator services, and switching equipment. Sprint PCS also used the long distance operation as its interexchange carrier. Charges to Sprint PCS for these services totaled $87 million in 1998.

Sprint provided management, printing, mailing and warehousing services to Sprint PCS. Charges to Sprint PCS for these services totaled $25 million in 1998.

Sprint had a vendor financing loan to Sprint PCS for $300 million at year-end 1997 which was repaid in 1998. Sprint also loaned Sprint PCS $114 million in 1998, which was repaid in the 1999 first quarter.

--------------------------------------------------------
15. Recently Issued Accounting Pronouncements
--------------------------------------------------------

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard requires all derivatives to be recorded on the balance sheet as either assets or liabilities and be measured at fair value. Gains or losses from changes in the derivative values are to be accounted for based on how the derivative is used and whether it qualifies for hedge accounting. When this statement was adopted in January 2001, it had no material impact on the FON Group's combined financial statements.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and provides consistent standards for distinguishing transfers from sales and secured borrowings. This statement is effective for transactions occurring after March 31, 2001 and is not expected to have a material impact on the FON Group's combined financial statements.

--------------------------------------------------------
16. Quarterly Financial Data (Unaudited)
--------------------------------------------------------

                                                                              Quarter
                                                   ----------------------------------------------------------
2000                                                  1/st/          2/nd/            3/rd/        4/th(1)/
-------------------------------------------------------------------------------------------------------------
                                                                   (millions, except per share data)
Net operating revenues/(2),(3)/                    $   4,404       $   4,446       $    4,444     $   4,394
Operating income                                         758             591              724           360
Income from continuing operations                        445             365              384            98
Net income/(3)/                                        1,118             365              384            97
-------------------------------------------------------------------------------------------------------------

                                                                              Quarter
                                                   ----------------------------------------------------------
1999                                                  1/st/          2/nd/            3/rd/        4/th/
-------------------------------------------------------------------------------------------------------------
                                                                   (millions, except per share data)
Net operating revenues/(2)/                        $   4,157       $   4,254       $    4,331     $   4,418
Operating income                                         737             736              726           731
Income from continuing operations                        434             452              419           431
Net income                                               406             386              359           416
-------------------------------------------------------------------------------------------------------------

/(1)/ See Notes 3 and 4 of Notes to Combined Financial Statements for information about nonrecurring charges recorded in the 2000 fourth quarter.

/(2)/ Certain reclassifications were made between net operating revenues and operating expenses from amounts reported in the 2000 quarterly reports on Form 10-Q to conform to industry events or practices. These reclassifications had no impact on operating income as previously reported.

/(3)/ In the 2000 fourth quarter, the FON Group adopted SEC Staff Accounting
      Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB
      101). As required by SAB 101, 2000 net operating revenues have been restated from amounts reported in the 2000 quarterly reports on Form 10-Q. Net operating revenues were reduced by $4 million in the 2000 first quarter, and increased by $1 million in the 2000 second quarter and $3 million in the 2000 third quarter. The FON Group also restated the 2000 first quarter net income by recording a $2 million loss for the cumulative effect of change in accounting principle at the effective adoption date of SAB 101.

--------------------------------------------------------
17. Subsequent Events (Unaudited)
--------------------------------------------------------

In February 2001, Sprint agreed to end its exclusive alliance with EarthLink and relinquished its seats on EarthLink's Board of Directors. As a result of these changes, Sprint will now treat its investment in EarthLink as a cost method investment.

In February 2001, Sprint filed a registration statement with the SEC for a secondary offering of 174.8 million shares of FON stock (including 22.8 million shares to cover over-allotments) owned by FT and DT, including the FON stock underlying the Class A common stock. Sprint will not receive any of the proceeds from the sale of this stock.

In February 2001, Sprint's Board of Directors declared dividends of 12.5 cents per share on the Sprint FON common stock and Class A common stock. Dividends will be paid March 30, 2001.

MANAGEMENT'S DISCUSSION OF                                      Sprint FON Group
FINANCIAL CONDITION AND RESULTS OF OPERATIONS            (an integrated business
                                                          of Sprint Corporation)

--------------------------------------------------------
Forward-looking Information
--------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

     . the effects of vigorous competition in the markets in which Sprint operates;
     . the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
     . the ability of the PCS Group to continue to grow a significant market presence;
     . the effects of mergers and consolidations within the telecommunications industry;
     .    the uncertainties related to Sprint's strategic investments;
     . the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
     .    unexpected results of litigation filed against Sprint;
     . the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and
     . other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout MD&A. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------
Sprint FON Group
--------------------------------------------------------

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

During 2000, Sprint changed FON Group's segment reporting to align financial reporting with changes in how Sprint manages the FON Group's operations and assesses its performance. The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprises each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

Global Markets Division

The global markets division provides a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice; data communications such as Internet and frame relay access and transport, web hosting, virtual private networks, and managed security services; and broadband services.

Sprint is deploying integrated communications services, referred to as Sprint ION(SM). Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data, Internet and video. It is also expected to be the foundation for Sprint to provide advanced services in the competitive local service market. Sprint uses various advanced services last-mile technologies, including dedicated access and Digital Subscriber Line (xDSL), and expects to use Multipoint Multichannel Distribution Services (MMDS).

The global markets division also includes the operating results of the cable TV service operations of the broadband fixed wireless companies after their 1999 acquisition dates. During 2000, Sprint converted several markets served by MMDS capabilities from cable TV services to high-speed data services. Global markets operating results reflect the development costs and the operating revenues and expenses of these broadband fixed wireless services. Sprint intends to provide broadband data and voice services to additional markets served by these capabilities.

Included in the global markets division are the costs of establishing international operations beginning in 2000.

This division also includes the FON Group's investments in EarthLink, Inc., an Internet service provider; Call-Net, a long distance provider in Canada operating under the Sprint brand name; Intelig, a long distance provider in Brazil; and certain other telecommunications investments and ventures.

Local Division

The local division consists mainly of regulated local phone companies serving approximately 8.3 million access lines in 18 states. It provides local phone services, access by phone customers and other carriers to its local network, consumer long distance services to customers within its franchise territories, sales of telecommunications equipment, and other long distance services within certain regional calling areas, or LATAs.

Product Distribution and Directory Publishing Businesses

The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

----------------------------------------------------------
Results of Operations
----------------------------------------------------------

----------------------------------------------------------
                           2000      1999       1998
----------------------------------------------------------
                                 (millions)
Net operating revenues   $  17,688  $  17,160   $  15,958
Operating expenses          15,255     14,230      13,198
----------------------------------------------------------
Operating income         $   2,433  $   2,930   $   2,760
                         =================================

Income from continuing
   operations            $   1,292  $   1,736   $   1,675
                         =================================
Capital expenditures     $   4,105  $   3,534   $   3,159
                         =================================

In the 2000 fourth quarter, Sprint completed an analysis of the valuation of various FON Group assets resulting from its reassessment of the FON Group's business strategies in response to changes in the overall telecommunications industry. As a result of this analysis, operating expenses include a nonrecurring charge of $238 million primarily related to a write-down of goodwill associated with the FON Group's Paranet operations, which declined significantly. In 2000, operating expenses also include a nonrecurring charge of $163 million for costs associated with the WorldCom merger. These charges reduced operating income by $401 million and income from continuing operations by $257 million. In the 2000 fourth quarter, Sprint also completed an analysis of the valuation of its equity method investments in response to changes in the overall telecommunications industry. As a result of this analysis, income from continuing operations includes nonrecurring charges of $87 million for the write-down of the FON Group's equity method investment in Call-Net, which had an other than temporary decline in market value, and $22 million for the write-down of certain FON Group investment securities, which had an other than temporary decline in market value. Income from continuing operations in 2000 also includes net nonrecurring gains of $44 million from the sale of an independent directory publishing operation and from investment activities. In 1999, income from continuing operations includes net nonrecurring gains of $35 million from investment activities. In 1998, income from continuing operations includes a nonrecurring gain of $62 million mainly from the sale of local exchanges.

Excluding nonrecurring items, operating income was $2.8 billion in 2000, $2.9 billion in 1999 and $2.8 billion in 1998; income from continuing operations was $1.6 billion in 2000, $1.7 billion in 1999 and $1.6 billion in 1998.

----------------------------------------------------------
Segmental Results of Operations
----------------------------------------------------------

Beginning in 2000, the FON Group combined its long distance operation, Sprint ION, broadband fixed wireless services and certain other ventures into one division, global markets, to align financial reporting with changes in how Sprint manages operations and assesses performance. The global markets division now includes four major revenue streams: voice, data, Internet and other. In connection with the resegmentation, the FON Group shifted the recognition of consumer long distance revenues and expenses associated with customers in its local franchise territories from the global markets division to the local division. Prior periods have been restated to reflect these changes.

Global Markets Division

-------------------------------------------------------------
                               2000       1999       1998
-------------------------------------------------------------
                                      (millions)
Net operating revenues
   Voice                     $ 7,094  $   7,445  $  7,079
   Data                        1,937      1,696     1,396
   Internet                      920        615       434
   Other                         577        552       632
-------------------------------------------------------------

Total net operating
   revenues                   10,528     10,308     9,541
-------------------------------------------------------------

Operating expenses
  Costs of services
     and products              5,558      4,947     4,784
  Selling, general and
     administrative            3,026      3,141     2,639
  Depreciation and
     amortization              1,121      1,045       928
   Asset write-down              238          -         -
-------------------------------------------------------------

Total operating
   expenses                    9,943      9,133     8,351
-------------------------------------------------------------

Operating income             $   585  $   1,175  $  1,190
                             ================================

Operating margin                 5.6%      11.4%     12.5%
                             ================================

Capital expenditures         $ 2,294  $   1,774  $  1,518
                             ================================

Net Operating Revenues

Net operating revenues increased 2% in 2000 and 8% in 1999. The increases mainly reflect strong data communications services revenue growth. A more competitive pricing environment and a change in the mix of products sold more than offset minute growth of 18% in 2000. Strong minute growth of 22% in 1999 was partly offset by a more competitive pricing environment and a change in the mix of products sold. The minute growth in 2000 was also offset by a reduction in access cost pass-throughs resulting from the implementation of the Coalition for Affordable Local and Long Distance Service proposal (CALLS).

Voice Revenues

Voice revenues decreased 5% in 2000 and increased 5% in 1999. The 2000 decrease was largely due to a decline in consumer voice revenues as a result of a more competitive pricing environment, lower calling card usage due to the increased use of wireless phones, and the implementation of CALLS. The 1999 increase mainly reflects increased wholesale voice revenues due to strong minute growth mainly from international calls and increased inbound and outbound toll-free calls.

Data Revenues

Data revenues reflect sales of current-generation data services including asynchronous transfer mode and frame relay services. These revenues increased 14% in 2000 and 21% in 1999 due to increased sales as a result of an increase emphasis on these services.

Internet Revenues

Internet revenues increased 50% in 2000 and 42% in 1999 due to strong growth in dial-up Internet service provider-related revenues and dedicated service revenues. Internet revenues showed strong growth because of continued demand and increased use of the Internet.

Other Revenues

Other revenues increased 5% in 2000 and decreased 13% in 1999. The 2000 increase was due to sales of capacity on transoceanic cable and the inclusion of a full year of revenues from the cable TV service operations of the broadband fixed wireless companies purchased in 1999 largely offset by a decline in legacy data services. The 1999 decrease was due to a decline in legacy data services.

Costs of Services and Products

Costs of services and products include interconnection costs paid to local phone companies, other domestic service providers and foreign phone companies to complete calls made by the division's domestic customers, costs to operate and maintain the long distance network, costs of equipment and transmission capacity sales, and costs related to the development and deployment of Sprint ION. These costs increased 12% in 2000 and 3% in 1999.

Interconnection costs remained flat in 2000 and increased 3% in 1999. Reductions in per-minute international access costs as well as domestic access costs offset the impact of increased calling volumes in 2000. Increased calling volumes in 1999 were partly offset by reductions in per-minute costs for both domestic and international access. The domestic rate reductions were generally due to the FCC-mandated access rate reductions that took effect in January and July 1998, July 1999 and July 2000. The access rate reductions in July 2000 included the implementation of CALLS.

All other costs of services and products increased 42% in 2000 and 5% in 1999. The 2000 increase was largely due to the expansion of Sprint ION business services nationwide and the launch of consumer services in select markets as well as increased sales of capacity on transoceanic cable. Increased costs of services and products in both 2000 and 1999 were driven by growth in data services. The 1999 increase was also impacted by increases in network equipment operating leases expense.

Total costs of services and products for global markets were 52.8% of net operating revenues in 2000, 48.0% in 1999 and 50.1% in 1998.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expense decreased 4% in 2000 and increased 19% in 1999. The 2000 decrease is due to a strong emphasis on cost control. The 1999 increase mainly reflects the overall growth of the business as well as increased marketing and promotions to support products and services, including the rollout of an airline alliance program which enabled customers to earn frequent flyer miles when they used Sprint's services.

SG&A expense includes costs associated with the continued development and deployment activities for Sprint ION, including costs for systems and operations development, product development and advertising associated with market launches. SG&A expense for Sprint ION was $281 million in 2000, $320 million in 1999 and $138 million in 1998.

Total SG&A expense for the global markets division was 28.7% of net operating revenues in 2000, 30.5% in 1999 and 27.7% in 1998.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 7% in 2000 and 13% in 1999. The increases mainly reflect a rapidly increasing asset base for Sprint ION as well as an increased asset base to enhance network reliability, meet increased demand for voice and data-related services and upgrade capabilities for providing new products and services. Depreciation and amortization expense was 10.6% of net operating revenues in 2000, 10.1% in 1999 and 9.7% in 1998.

Local Division

------------------------------------------------------------------------------
                                                 2000        1999       1998
------------------------------------------------------------------------------
                                                          (millions)
Net operating revenues
 Local service                                $ 2,846     $ 2,677    $ 2,469
 Network access                                 1,987       1,918      1,894
 Toll service                                     717         611        503
 Other                                            605         752        733
------------------------------------------------------------------------------

Total net operating
 revenues                                       6,155       5,958      5,599
------------------------------------------------------------------------------

Operating expenses
 Costs of services and
  products                                      1,965       2,016      1,889
 Selling, general and
  administrative                                1,288       1,320      1,325
 Depreciation and
  amortization                                  1,139       1,069        984
------------------------------------------------------------------------------

Total operating
  expenses                                      4,392       4,405      4,198
------------------------------------------------------------------------------

Operating income                              $ 1,763     $ 1,553    $ 1,401
                                              ================================

Operating margin                                 28.6%       26.1%      25.0%
                                              ================================

Capital expenditures                          $ 1,371     $ 1,354    $ 1,374
                                              ================================


Beginning in July 2000, Sprint changed its transfer pricing for certain transactions between FON Group entities to more accurately reflect market pricing. The main effect of this change was a reduction in the local division's "Net Operating Revenues--Other Revenues." In addition, Sprint's local division transferred a customer service and telemarketing organization to the PCS Group at the beginning of the 2000 second quarter and sold approximately 81,000 access lines in Illinois in November 1998. For comparative purposes, the following discussion of local division results assumes the transfer pricing change, the transfer of the customer service and the sale of telemarketing organization, and the sale of exchanges occurred at the beginning of 1998. Adjusting for these changes, operating margins would have been 28.4% in 2000, 25.7% in 1999 and 24.4% in 1998.

Net Operating Revenues

Net operating revenues increased 5% in 2000 and 7% in 1999. These increases mainly reflect increased sales of network-based services such as Caller ID and Call Waiting, increased long distance revenues, and customer access line growth. Sales of network-based services and long distance services increased due to strong demand for bundled services which combine local service, network-based features and long distance calling. Customer access lines increased 4% in 2000 and 5% in 1999. Net operating revenues were $6.1 billion in 2000, $5.8 billion in 1999 and $5.5 billion in 1998.

Local Service Revenues

Local service revenues, derived from local exchange services, grew 6% in 2000 and 9% in 1999 because of continued demand for network-based services, customer access line growth and growth in data products. Revenue growth in 1999 also reflects increased revenues from maintaining customer wiring and equipment.

Network Access Revenues

Network access revenues, derived from long distance phone companies using the local network to complete calls, increased 4% in 2000 and 2% in 1999. These revenues reflect increased revenues from special access services and a 2% and 4% increase in minutes of use in 2000 and 1999, respectively. These increases were offset by FCC-mandated access rate reductions. Access rate reductions took effect in January and July 1998, July 1999 and July 2000.

Toll Service Revenues

Toll service revenues are mainly derived from providing consumer long distance services to customers within Sprint's local franchise territories and other long distance services within specified regional calling areas, or LATAs, that are beyond the local calling area. These revenues increased 17% in 2000 and 22% in 1999. These increases reflect the success of bundled services which include long distance calling.

Other Revenues

Other revenues decreased 11% in 2000 and 1% in 1999. The decrease in 2000 was mainly due to a decrease in equipment sales as a result of a planned shift in focus to selling higher margin products.

Costs of Services and Products

Costs of services and products include costs to operate and maintain the local network and costs of equipment sales. These costs decreased 1% in 2000 and increased 6% in 1999. The 2000 decrease was due to a decline in equipment sales and the success of cost control initiatives. The 1999 increase was driven by customer access line growth, an increased emphasis on service levels and storm related costs. Costs of services and products were 31.9% of net operating revenues in 2000, 33.8% in 1999 and 34.1% in 1998.

Selling, General and Administrative Expense

SG&A expenses decreased 1% in 2000 and remained flat in 1999. The 2000 decrease was due to a strong emphasis on cost control. In 1999, increased marketing costs to promote new products and services and increased customer service costs related to customer access line growth was offset by a strong emphasis on cost control. SG&A expense was 21.0% of net operating revenues in 2000, 22.3% in 1999 and 23.6% in 1998.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 7% in 2000 and 9% in 1999, mainly from increased capital expenditures in switching and transport technologies which have shorter asset lives. Depreciation and amortization expense was 18.7% of net operating revenues in 2000, 18.2% in 1999 and 17.9% in 1998.

Product Distribution and Directory Publishing Businesses

--------------------------------------------------------------------------------
                                                  2000         1999         1998
--------------------------------------------------------------------------------
                                                           (millions)
Net operating
 revenues                                     $  1,936     $  1,758     $ 1,709
--------------------------------------------------------------------------------

Operating expenses
 Costs of services
  and products                                   1,460        1,345       1,330
 Selling, general and
  administrative                                   176          154         135
 Depreciation and
  amortization                                      16           17          13

--------------------------------------------------------------------------------

Total operating
 expenses                                        1,652        1,516       1,478
--------------------------------------------------------------------------------

Operating income                              $    284      $   242      $  231
                                              ==================================

Operating margin                                  14.7%        13.8%       13.5%
                                              ==================================
Capital expenditures                          $      8      $    36      $    9
                                              ==================================


Net operating revenues increased 10% in 2000 and 3% in 1999. Nonaffiliated revenues accounted for over 60% of revenues in 2000 and 1999. These revenues increased 11% in 2000 and 12% in 1999. The increase in nonaffiliated revenues in 2000 was mainly due to the consolidation of a directory publishing partnership. In the second half of 2000, the directory publishing partnership, previously accounted for as an equity method investment, was fully consolidated due to a restructuring in the partnership management. Sales to affiliates increased 8% in 2000 and decreased 10% in 1999 due to changes in the local division's capital program.

Costs of services and products increased 9% in 2000 and increased 1% in 1999 reflecting increased equipment sales. The 2000 increase was also due to the consolidation of the directory publishing partnership. SG&A expense increased 14% in 2000 and 1999. The 2000 increase was due to costs related to the transformation of the product distribution business to a web-enabled business as well as the consolidation of the directory publishing partnership. The 1999 increase was the result of staffing demands related to nonaffiliated sales growth.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

Effective with the PCS Restructuring, interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on the rates the PCS Group could obtain from third parties. These interest rates are higher than the rates Sprint obtains on the borrowings. The difference between Sprint's actual interest rates and the rates charged to the PCS Group is reflected as a reduction in the FON Group's interest expense as follows:

                                           2000        1999         1998
--------------------------------------------------------------------------
                                                  (millions)
FON Group
   Interest costs                        $  311       $  349      $  254
Credit from the PCS
   Group                                   (235)        (167)        (11)
                                         ---------------------------------
Interest expense                         $   76       $  182      $  243
                                         =================================


See Note 1 of Notes to Combined Financial Statements for a more detailed description about the allocation of group financing.

The effective interest rates in the following table reflect interest costs on long-term debt only. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings, deferred compensation plans, customer deposits and the credit from the PCS Group detailed above have been excluded so as not to distort the effective interest rates on long-term debt.

--------------------------------------------------------------------------
                                           2000        1999         1998
--------------------------------------------------------------------------

Effective interest rate
 on long-term debt                          7.4%        7.8%         7.9%
                                          =================================

The decreases in effective interest rates mainly reflect the retirement of debt with higher interest rates.

Other Income (Expense), Net

Other income (expense) consisted of the following:

----------------------------------------------------------------------------
                                             2000        1999        1998
----------------------------------------------------------------------------
                                                    (millions)
Dividend and interest
 income                                    $   48      $   35       $   74
Equity in net losses
 of affiliates                               (181)        (73)         (41)
Gains on sales of
 assets                                        45          77          156
Net losses from
 investments                                 (102)        (15)           -
Other, net                                      3          25          (36)
----------------------------------------------------------------------------

Total                                      $ (187)     $   49       $  153
                                           =================================


Dividend and interest income for all years reflects dividends earned on cost method investments and interest earned on temporary investments. For 1998, it also reflects interest earned on loans to unconsolidated affiliates and interest earned on short-term investments following Sprint's $5.0 billion debt offering in late 1998.

Equity in net losses of affiliates mainly includes losses from Intelig, Call-Net and EarthLink. The 2000 increase is mainly due to increased Intelig losses.

Gains on sales of assets in 2000 reflect the sale of an independent publishing operation. The 1999 gains mainly include the gain on the sale of an investment security. The 1998 gains mainly reflect net gains on sales of local exchanges.

In 2000, net losses from investments mainly include the write-downs of certain equity investments.

Income Taxes

The FON Group's effective tax rates were 40.5% in 2000, 37.9% in 1999 and 37.3% in 1998. See Note 9 of Notes to Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the statutory federal rate for income taxes related to continuing operations.

Discontinued Operation, Net

In the 2000 first quarter, Sprint sold its interest in Global One to France Telecom and Deutsche Telekom AG. Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on sale and its equity share of the results of Global One have been reported as a discontinued operation for all periods presented.

In 2000, the FON Group recorded an after-tax gain related to the sale of its interest in Global One of $675 million. The FON Group recorded after-tax losses related to Global One of $130 million in 1999 and $135 million in 1998.

Extraordinary Items, Net

In 2000, Sprint redeemed, prior to scheduled maturities, $25 million of the FON Group's debt with interest rates ranging from 9.6% to 9.7%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

In 1999, Sprint redeemed, prior to scheduled maturities, $575 million of the broadband fixed wireless companies' debt, assumed by the FON Group, with interest rates ranging from 13.1% to 14.5%. This resulted in a $39 million after-tax extraordinary loss for the FON Group.

In 1998, Sprint redeemed, prior to scheduled maturities, $138 million of FON Group debt with interest rates ranging from 7.9% to 9.3%. This resulted in a $5 million after-tax extraordinary loss.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                        2000            1999
--------------------------------------------------------------------------------
                                                             (millions)

Combined assets                                    $  23,649       $  21,803
                                                   =============================


The FON Group's combined assets increased $1.8 billion in 2000. Net property, plant and equipment increased $1.8 billion reflecting capital expenditures to support long distance and local network enhancements and Sprint ION development and hardware deployment, partly offset by depreciation. Investments in affiliates and other assets increased $475 million mainly reflecting capital contributions to the FON Group's equity method investees, partly offset by equity in net losses of those affiliates and the write-down of certain equity investments. Offsetting decreases in the FON Group's combined assets primarily reflect the exchange of investments in equity securities for certain notes payable, the write-down of goodwill and other related assets of the FON Group's professional services business and the sale of the net assets of the Global One
discontinued operation.   See ''Liquidity and Capital Resources'' for more
information about changes in the Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board exercises discretion regarding the liquidity and capital resource needs of each group. This includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint and not just to the holders of a particular class of common stock. Given the Board's discretion in these matters, it may be difficult to assess each group's liquidity and capital resource needs and future prospects based on past performance.

Operating Activities

--------------------------------------------------------------------------------
                                                2000         1999        1998
--------------------------------------------------------------------------------
                                                        (millions)
Cash flows provided by
 operating activities                       $  4,323     $  3,713    $   3,915
                                            ====================================

Operating cash flows increased $610 million in 2000 and decreased $202 million in 1999. The 2000 increase mainly reflects decreases in working capital requirements. The 1999 decrease mainly reflects increases in working capital partly offset by improved operating results.

Investing Activities

--------------------------------------------------------------------------------
                                                2000         1999        1998
--------------------------------------------------------------------------------
                                                     (millions)
Cash flows used by
 investing activities                       $  (3,336)   $  (4,349)  $ (3,366)
                                            ====================================

Capital expenditures, which are the FON Group's largest investing activity, totaled $4.1 billion in 2000, $3.5 billion in 1999 and $3.2 billion in 1998. Global markets division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for voice and data-related services, upgrade capabilities for providing new products and services and to continue development and hardware deployment of Sprint ION. The local division incurred capital expenditures to accommodate access line growth, provide additional capacity for increased Internet traffic and expand capabilities for providing enhanced services. Other FON Group capital expenditures were incurred mainly for Sprint's World Headquarters Campus.

In 2000, investing activities include $1.4 billion of proceeds from the sale of the FON Group's interest in Global One. Investing activities also include proceeds from sales of other assets totaling $51 million in 2000, $90 million in 1999 and $230 million in 1998. In 1999, Sprint purchased the net assets of several broadband fixed wireless companies for $618 million, excluding assumed debt.

"Investments in and loans to other affiliates, net" includes the FON Group's investment in EarthLink, Intelig and other affiliates.

Financing Activities

--------------------------------------------------------------------------------
                                      2000              1999             1998
--------------------------------------------------------------------------------
                                                   (millions)
Cash flows provided
 (used) by financing
 activities                         $ (969)            $ 308          $  (219)
                                    ============================================


Financing activities mainly reflect net payments on long-term debt of $605 million in 2000, and net proceeds of $491 million in 1999 and $397 million in 1998. The FON Group paid dividends of $433 million in 2000, $426 million in 1999 and $430 million in 1998. The indicated annual dividend rate on FON stock is $0.50 per share.

Also included in the 2000 financing activities is an $80 million payment to the PCS Group to compensate for the net amount of PCS stock-based compensation granted to FON Group employees and FON stock-based compensation granted to PCS Group employees. In addition, the FON Group received net proceeds from Sprint's employee stock purchase plan of $50 million in 2000, $136 million in 1999 and $24 million in 1998.

Capital Requirements

The FON Group's 2001 investing activities, mainly consisting of capital expenditures and investments in affiliates, are expected to require cash of $6.0 billion. FON Group capital expenditures are expected to be $5.9 billion in 2001. The global markets division and local division will require the majority of this total. Investments in affiliates are expected to require cash of approximately $100 million. Dividend payments are expected to approximate $440 million.

In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement that provides for the allocation of income taxes between the FON Group and the PCS Group. Sprint expects the FON Group to continue to make significant payments to the PCS Group under this agreement because of expected PCS Group operating losses in the near future and from using the PCS Group's net operating loss carryforwards. These payments reflect the PCS Group's incremental cumulative effect on Sprint's consolidated federal and state tax liability and tax credit position. The PCS Group received payments from the FON Group totaling $872 million in 2000, $764 million in 1999 and $20 million in 1998.
See Note 1 of Notes to Combined Financial Statements, "Allocation of Federal and State Income Taxes" for more details.

--------------------------------------------------------------------------------
Regulatory Developments
--------------------------------------------------------------------------------

Competitive Local Service

The Telecommunications Act of 1996 (Telecom Act) was designed to promote competition in all aspects of telecommunications. It eliminated legal and regulatory barriers to entry into local phone markets. It also required incumbent local exchange carriers (ILECs), among other things, to allow local resale at wholesale rates, negotiate interconnection agreements, provide nondiscriminatory access to unbundled network elements and allow collocation of interconnection equipment by competitors. Sprint has obtained interconnection and collocation agreements with a number of ILECs, and is rolling out Sprint ION in selected cities across the nation, using collocation and unbundled network elements obtained from ILECs.

In January 1999, the Supreme Court affirmed the FCC's authority to establish rules and prices relating to interconnection and unbundling of the ILECs' networks. The FCC subsequently reaffirmed in large part the list of network elements ILECs are required to provide on an unbundled basis, and strengthened collocation requirements. It also took steps to speed the deployment of advanced technologies such as xDSL.

In July 2000, the U.S. Court of Appeals for the Eighth Circuit invalidated the pricing standards the FCC had adopted for unbundled network elements and resale of ILEC services. The court also refused to reconsider, in light of the Supreme Court decision discussed above, the court's prior holding that ILECs could not be required to combine unbundled network elements on behalf of other carriers. In January 2001, the U.S. Supreme Court granted certiorari of three issues from the Eighth Circuit decision. The Supreme Court will review whether the Telecom Act forecloses the cost methodology adopted by the FCC for interconnection rates with the ILECs. A related issue dealing with whether rejection of historical costs is a taking will also be considered. Finally, the Supreme Court will consider whether ILECs have a duty under the Telecom Act to combine previously uncombined network elements when requested and for a fee. If the Supreme Court affirms the Eighth Circuit's decision, the FCC or the state regulatory commissions would have to formulate new pricing standards for unbundled network elements and interconnection.

Separately, in a March 2000 decision, the U.S. Court of Appeals for the District of Columbia Circuit remanded to the FCC the issue of what types of equipment ILECs must allow competitors to collocate in their offices. The FCC has received comments and reply comments on whether and how to change its collocation rules in light of the D.C. Circuit's decision.

RBOC Long Distance Entry

The Telecom Act also allows RBOCs to provide in-region long distance service once they obtain state certification of compliance with a competitive "checklist," have a facilities-based competitor, and obtain an FCC ruling that the provision of in-region long distance service is in the public interest. The RBOC's have gained authorization to provide in-region long distance service in four states. Verizon obtained FCC authorization for New York in December 1999; SBC obtained FCC authorization to provide in-region services in Texas in June 2000 and in Oklahoma and Kansas in January 2001. RBOCs may gain such authorization in the near future in other states. The entry of the RBOCs into the long distance market will impact competition, but the extent of the impact will depend upon factors such as the RBOCs' competitive ability, the appeal of the RBOC brand to different market segments, and the response of competitors. Some of the impact on Sprint may be offset by wholesale revenues from those RBOCs that choose to resell Sprint services.

Customer Service Slamming

The Telecom Act also established liability for the unauthorized switching of a consumer's telephone service from one carrier to another (slamming). In late 1998, the FCC adopted new rules intended to prevent slamming and to compensate victims of slamming. The compensation rules were stayed by the Court of Appeals for the District of Columbia Circuit. In May 2000, the FCC modified the process for adjudicating alleged slams. The D.C. Circuit then lifted its stay and the new rules went into effect on November 28, 2000.

Mergers

A number of mergers received final regulatory approval in 2000 and early 2001. The Qwest- US West merger was approved by the FCC in March 2000; the Bell Atlantic-GTE merger was approved by the FCC in June 2000; and the AT&T-MediaOne merger was approved by the FCC in June 2000. Finally, the AOL-Time Warner merger received approval from the FCC in January 2001.

Universal Service Requirements

The FCC continues to address issues related to universal service and access reform. In May 2000, the FCC adopted an access reform plan that substantially reduced switched access charges paid by long distance carriers to the large ILECs and created a new universal service fund that offsets a portion of this reduction in access charges. In connection with its advocacy of this plan, Sprint committed that it would flow through the reductions in switched access costs over the five-year life of the plan to both business and residential customers. Sprint also committed to certain other pricing actions, including eliminating charges to residential and single-line business customers which had been used to pass through certain access costs that were eliminated by this plan, and maintaining, for the duration of the plan, at least one pricing option that does not include a minimum usage charge. The FCC order adopting this access reform plan requires Sprint to adhere to these commitments. The FCC's order has been appealed to the U.S. Court of Appeals for the Fifth Circuit.

The FCC and many states have established "universal service" programs to ensure affordable, quality local telecommunications services for all Americans. The FON Group's assessment to fund these programs is typically a percentage of interstate and international end-user revenues. Currently, management cannot predict the extent of the FON Group's future federal and state universal service assessments, or its ability to recover its contributions to the universal service fund from its customers.

Communications Assistance for Law Enforcement Act

The Communications Assistance for Law Enforcement Act (CALEA) was enacted in 1994 to preserve electronic surveillance capabilities authorized by federal and state law. CALEA requires telecommunications companies to meet certain "assistance capability requirements" by the end of June 2000 where circuit-switching is used and by September 2001 where packet-switching is used. Where circuit-switched technology was installed before 1995, reimbursement for hardware and software upgrades to facilitate CALEA compliance was authorized. The U.S. Department of Justice (DOJ) has published guidelines concerning what is required for it to support, at the FCC, petitions for extension of the CALEA enforcement deadlines; however, the FCC did not require carriers to have DOJ concurrence to seek an extension. LTD uses circuit-switching for the bulk of its traffic and most LTD switches were installed before 1995 and qualify for reimbursement if upgrades are required by the DOJ. Sprint ION uses packet switching for its local operations. In the case of Sprint ION, CALEA compliance capabilities are not currently available from equipment and software vendors involved in Sprint ION's deployment. LTD has obtained an extension for CALEA compliance until June 30, 2001 and has been in discussions with the DOJ which resulted in an agreement on a deployment schedule for CALEA within LTD. LTD expects the DOJ to provide a letter of support for use with the FCC in obtaining a further extension consistent with the agreed upon deployment schedule. Sprint ION will apply for an extension for the local packet-based services to allow for development of required hardware and software.

--------------------------------------------------------------------------------
Recently Issued Accounting Pronouncements
--------------------------------------------------------------------------------

See Note 15 of Notes to Combined Financial Statements for a discussion of recently issued accounting pronouncements.